Exhibit 99.1
TETRA TECHNOLOGIES, INC. ANNOUNCES
FOURTH-QUARTER AND STRONG FULL-YEAR 2025 RESULTS
AND PROVIDES UPDATE ON STRATEGIC INITIATIVES

SPRING, Texas, February 25, 2026 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) announced financial results for the three and twelve months ended December 31, 2025.

Fourth-Quarter 2025 Financial Highlights
•Revenues of $146.7 million increased 9% from the fourth quarter of 2024
•Loss from continuing operations was $15.3 million, inclusive of $18.7 million of unusual charges
•Loss per share from continuing operations was $0.11 while Adjusted net income per share was $0.02, excluding unusual charges
•Adjusted EBITDA was $20.4 million
•Net cash provided by operating activities was $31.7 million - materially above the prior sequential quarter and the fourth quarter of 2024;
•Adjusted free cash flow was $3.1 million and base business adjusted free cash flow was exceptionally strong at $21.8 million.

Brady Murphy, TETRA’s President and Chief Executive Officer, stated, “We are pleased with our fourth-quarter performance and finishing 2025 with one of the strongest financial years in our history across our current segments. Total year 2025 revenue was $631 million, income from continuing operations before taxes was $26.5 million and Adjusted EBITDA was $114 million. Revenue and Adjusted EBITDA were the highest in the last 10 years. Completion Fluids & Products segment led the way with record revenue, Adjusted EBITDA and Adjusted EBITDA margins, supported by a record industrial chemicals performance and a very strong deepwater fluids market position. Additionally, we finished the year with the highest volumes and revenue ever for the recycling and treatment of produced water, including first revenue from desalination for beneficial re-use in the Permian Basin.”

“The fourth quarter was highlighted by $31.7 million of cash from operating activities and $21.8 million in base business adjusted free cash flow. This further improved our already strong balance sheet, as evidenced by a net leverage ratio of 1.1 times net debt to Adjusted EBITDA and unrestricted cash on hand of $72.6 million at year-end. Completion Fluids & Products Adjusted EBITDA margins were 28.2%. Water & Flowback Services Adjusted EBITDA margins were 12.9%.”

“Additionally, we continued to make significant progress on the goals and milestones we outlined at our ONE TETRA 2030 Investor Day, which has received very positive feedback. We completed phase 1 of our Arkansas bromine project on time and under budget, placing and erecting the 120-foot-tall bromine tower and structure during the fourth quarter of 2025. We also secured access to additional volumes of bromine for 2026 and 2027 to meet incremental demand for completion fluids and electrolytes until our bromine plant is running, which is targeted for the fourth quarter of 2027. We completed the engineering study for a 25,000 bbls/day produced water desalination plant for beneficial reuse; however, our customers pivoted quickly in the fourth quarter by requesting engineering design for much larger-volume projects to support West Texas data center opportunities. We also executed a term sheet outlining the key parameters for a joint venture with Magrathea Metals, Inc. (“Magrathea”) to monetize high concentrations of magnesium in our Arkansas brine. Magnesium is classified as a critical mineral by the U.S. government and is used to produce a highly valued metal for the Department of War and other U.S. industries. Deliveries of Eos electrolyte and PureFlow® continued to ramp up, and several capacity expansion projects at our plants, along with the added bromine supply, are expected to ensure we keep pace with their demand. It's been a very exciting year for TETRA, and we are on track to achieve our stated 2030 goals.”

During the fourth quarter, Completion Fluids & Products revenues decreased 7% sequentially due to the timing of deepwater projects but increased 22% from the prior-year comparable period. Net income before taxes decreased 17% sequentially but increased 21% from the prior year’s comparable period. Adjusted EBITDA decreased 14% sequentially but increased 25% from the prior year’s comparable period.

Water & Flowback Services fourth quarter revenues were flat with the third quarter but down 4% year over year, materially less than the decline in U.S. frac activity, which was down 15% sequentially and down 24% from the fourth quarter of 2024 according to U.S. frac spread count data provided by Primary Vision as of December 31, 2025. While drilling and completions activity declined throughout the year, TETRA’s Water & Flowback Services revenue remained relatively flat at $63 million to $64 million per quarter during the year, as market share gains offset weaker activity. Water & Flowback Services Adjusted EBITDA margins improved sequentially to 12.9% from 11.9%, driven by cost-reduction initiatives and continued market penetration leveraging our automation and technology.

Fourth-quarter Adjusted EBITDA margins were the highest of the year, despite the difficult U.S. onshore environment, reflecting TETRA’s focus on cost reductions and technology. TETRA also secured contracts in Argentina’s Vaca Muerta region that are expected to double our revenue in Argentina in 2026 over 2025, allowing us to continue to diversify our revenue base given the weaker U.S. onshore environment.

Fourth-Quarter and Full-Year Financial Highlights

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(in thousands, except per share amounts)
Revenue	$146,681	$153,239	$134,504	$630,932	$599,111
(Loss) income from continuing operations	(15,298)	4,151	102,233	4,207	113,620
Adjusted EBITDA(1)	20,398	25,038	22,825	113,582	99,403
Diluted net (loss) income per share from continuing operations	(0.11)	0.03	0.77	0.03	0.86
Adjusted net income(2) per share from continuing operations	0.02	0.04	0.03	0.26	0.17
Net cash provided by operating activities	31,726	16,366	5,635	100,360	36,520
Total Adjusted free cash flow(3)	$3,070	$(628)	$(9,324)	$33,175	$(24,520)

(1) Adjusted EBITDA is a non-GAAP financial measure. See Schedule E for an explanation of how we calculate Adjusted EBITDA and reconciliation to net (loss) income from continuing operations before taxes.
(2) Adjusted net income per share from continuing operations is a non-GAAP financial measure. See Schedule D for an explanation of how we calculate Adjusted net income per share from continuing operations and a reconciliation to net (loss) income from continuing operations before taxes.
(3) For the three months ended December 31, 2025, September 30, 2025, and December 31, 2024, total Adjusted free cash flow includes $17.2 million of net payments, $6.0 million of net payments and $0.2 million of net reimbursements, respectively, for the Arkansas bromine and lithium projects. For the twelve months ending December 31, 2025 and December 31, 2024, total Adjusted free cash flow includes $45.2 million and $22.4 million of net payments, respectively, for the Arkansas bromine and lithium projects, excluding capitalized interest. See Schedule F for an explanation of how we calculate Adjusted free cash flow and Base business adjusted free cash flow and a reconciliation to net cash provided by operating activities.

Full-Year 2025 Results
•Revenues of $631 million increased by 5% year over year
•Income from continuing operations was $4.2 million including $31.6 million of unusual charges
•EPS from continuing operations of $0.03 and Adjusted net income per share of $0.26 (compared to Adjusted net income per share of $0.17 in 2024)
•Adjusted EBITDA of $113.6 million increased 14% year over year
•Net cash provided by operating activities was $100 million; Adjusted free cash flow was $33 million and base business adjusted free cash flow was $83 million – materially above our expectations. Investments in Arkansas were $45 million in 2025, excluding capitalized interest.
•Cash at year-end was $72.6 million, net debt was $109 million and net leverage ratio was 1.1x, at year-end 2025.

“During 2025, our team delivered strong results reaching the highest levels in over ten years despite a very challenging oil price macro environment. For the full year, revenue and Adjusted EBITDA grew 5% and 14%, respectively. We generated $83 million in free cash flow from our base business driven by continued strength in our offshore completion fluids and industrial calcium chloride businesses plus a strong focus on working capital management. Net working capital was reduced from $109 million at year-end 2024 to $88 million at year-end 2025.”

Completion Fluids & Products achieved impressive revenue and margin improvements driven by stronger volumes for our suite of high-density deepwater completion fluids products, the completion of three deepwater wells in the Gulf of America using our proprietary TETRA CS Neptune fluid technology, stronger deepwater activity levels in Brazil and continued strong results from industrial calcium chloride.

“Water & Flowback Services successfully managed through a very challenging year, generating 11.9% of Adjusted EBITDA margins and Adjusted EBITDA of $30.4 million. Cost reductions in the United States, continued deployment of automation technology and market share gains in the Vaca Muerta in Argentina have positioned us for a solid year in 2026.”

Balance Sheet and Cash Flow

As of December 31, 2025, TETRA had cash and cash equivalents of $72.6 million, long-term debt of $181 million consisting of borrowings outstanding under our Term Credit Agreement, net debt of $108.7 million and a net leverage ratio (Net Debt/TTM Adjusted EBITDA) of 1.1 times. TETRA’s unused ABL Credit Agreement matures May 2029, and the Term Credit Agreement matures January 2030.

Cash flow from operating activities during 2025 was $100 million. Total Adjusted free cash flow was $33 million. Base business Adjusted free cash flow was $83 million. Total capital expenditures were $81 million, including $45 million associated with the Arkansas project and $4.5 million of capitalized interest.
2026 Perspectives

“As we look towards 2026, we expect incremental revenue growth driven largely by a material increase in our electrolyte business and from a major contract awarded in Argentina. Because Gulf of America activity in 2025 was heavily weighted toward completion activity and less on drilling activity, 2026 customer activity is forecast to be higher in drilling, including more exploration, with less completion activity. As a result, we do not expect the Gulf of America to reach the same record levels as in 2025. However, this is projected to cycle into stronger 2027 completions activity. Our 2030 targets for this business are still very much on track. U.S. onshore Water & Flowback Services continues to benefit from longer laterals, increased sand and water usage, and more production-related activities, including water treatment and recycling. Outside the U.S., we will see a meaningful revenue increase driven by new early production facilities (“EPF”) contracts in Argentina and new Sandstorm awards in the Middle East. We expect the net impact of these to result in overall modest revenue growth in 2026.”

“We have secured third-party bromine supply for 2026 and 2027 to bridge our growing bromine demand until our bromine processing plant project is brought online. These third-party supplies will allow us to keep pace with the expected material increase in electrolyte from Eos and a robust deepwater market, but these bromine supplies are secured at an incrementally higher cost relative to our current long-term bromine supply agreement. Although it is possible one or more TETRA CS Neptune jobs could materialize in the second half of 2026, without TETRA CS Neptune projects and assuming somewhat higher costs of bromine, we expect our Completion Fluids & Products Adjusted EBITDA margins to be in the 25%-30% range in 2026, consistent with our average since 2019. The increased cost for additional bromine supply has been anticipated as a bridge until we have our bromine processing plant operational, but it further supports the significantly higher EBITDA we expect for this segment starting in 2028. For Water & Flowback Services, the continued focus on differentiated technology and our profitable international growth are expected to contribute to improved Adjusted EBITDA margins from 12% in 2025 to mid-teens in 2026.”

Progress on the Path to One TETRA 2030

“Since our September 2025 Investor Day, trends in future deepwater activity, adoption of our Sandstorm technology, electrolyte demand and the shift toward much larger-scale desalinated produced water projects for data center cooling and behind the meter power demands in West Texas have further strengthened our confidence in achieving our ONE TETRA 2030 objectives to more than double revenue and triple Adjusted EBITDA by 2030. We believe this strategic transformation will enable TETRA to generate more than $100 million in annual Adjusted free cash flow by 2030 and support meaningful return of capital to shareholders.”

Electrolytes for Utility Scale Battery Energy Storage Systems (“BESS”)

“As artificial intelligence and cloud computing drive rapid growth in data‑center power demand, scalable long‑duration energy storage is becoming increasingly critical. TETRA’s proprietary PureFlow® zinc‑bromide electrolyte is a key input for these systems, supporting safe, non‑flammable performance at utility scale. Eos Energy Enterprises’ decision to develop U.S. manufacturing capacity of 8 GWh annualized energy storage capacity validates commercial demand for our electrolyte, while government incentives for energy storage in place through 2035 provide visibility into increasing production volumes and the scalability of this business.”

TETRA Advances Produced Water Desalination Platform to Address Data Center Water Demand

“The U.S. oil and gas industry is facing an increasingly urgent challenge in managing produced water, particularly in high‑activity regions such as the Permian Basin, where more than 6 billion barrels of produced wastewater are injected annually into saltwater disposal wells according to Rystad Energy. Rising downhole formation pressures are constraining traditional disposal capacity and increasing regulatory scrutiny, while the rapid expansion of data centers is driving incremental demand for reliable and sustainable water supplies. Against this backdrop, we are advancing differentiated solutions through the commercial launch of TETRA Oasis TDS, our previously announced collaboration with EOG Resources, Inc. ("EOG”), and the engineering and design of a large‑scale produced water treatment and recycling facility.”

“Recent developments have helped establish TETRA as an early mover in this high growth market. In January 2026, we secured patent protection for our TETRA Oasis TDS technology and integrated end-to-end solution, further strengthening our proprietary technology position. We are currently engaged in active commercial discussions with multiple customers for a variety of end markets, including over multiple 100,000 barrel‑per‑day facilities to support growing power generation and data center water‑cooling needs.”

Arkansas Bromine Facility on Track for Completion By The Fourth Quarter of 2027

“We expect demand for our deepwater completion fluids and battery storage electrolytes to double by 2030, driving the need for reliable access to elemental bromine, a critical feedstock. To meet this accelerating demand while reducing third‑party reliance and lowering our cost of bromine supply, we are advancing our bromine processing plant. Since inception, we have invested $46.5 million for the bromine project, excluding capitalized interest, funded from base business free cash flow while simultaneously improving our balance sheet.”

In December 2025, we completed Phase 1 of the bromine processing plant project, including site preparation and installation of the bromine tower. We have commenced Phase 2, which includes significant infrastructure and equipment to support the plant, with mechanical completion targeted by the end of 2026. The entire facility is expected to be operational by the end of 2027, with first production in 2028. The plant will have annual capacity of up to 75 million pounds - more than double our existing long-term third‑party supply agreement.

Lithium & Magnesium Anchor Critical Mineral Growth Beyond 2030

TETRA holds more than 40,000 acres of mineral‑rich leases in Southwest Arkansas anchored by large‑scale bromine, lithium and magnesium resources. With respect to lithium, this includes 65% ownership of 585,000 tons of lithium carbonate equivalent (“LCE”) on approximately 6,900 acres and a 2.5% royalty from lithium sales expected to be generated by Smackover Lithium (“SWA”), a Standard Lithium/Equinor joint venture, on 35,000 acres of our 40,000 acres. Based on recent public disclosures, SWA is targeting to reach first lithium production in 2028.

“Also on our 40,000 acres, we have identified approximately 2.18 million tons of measured and indicated magnesium resources. The U.S. government has identified magnesium as a national security priority and a critical mineral feedstock for the defense, aerospace, and advanced manufacturing sectors. During the fourth quarter of 2025, we signed a term sheet to potentially form a joint venture with Magrathea to advance domestic magnesium metal production. As envisaged, the proposed joint venture will integrate our specialty chemical processing expertise and large‑scale magnesium resource base with Magrathea’s proprietary electrolytic magnesium production technology which has been underwritten in part by U.S. Defense Production Act Title III funding.”

Unusual Charges and Expenses

Unusual charges and expenses, net of credits were $31.6 million for the year ended December 31, 2025, which are reflected in Schedules E and F, and include the following:

•$5.5 million of legal fees related to a former subsidiary, plus restructuring and severance as we downsized certain Water & Flowback Services operations.
•$5.9 million of accrued expenses expected to be incurred through the expiration of our former corporate headquarters lease following our move to a nearby corporate office, which is expected to reduce annual operating expenses by approximately $2 million per year.
•$4.2 million of non-cash impairments, including a $3.6 million impairment of the right of use asset for our former corporate office lease and $0.6 million impairments of certain long-lived assets and right of use assets within Water & Flowback Services.
•$9.5 million non-cash cumulative accounting foreign exchange losses from the previous closure of our Canadian subsidiary.
•$0.4 million of non-cash stock appreciation right expense for our former CEO.
•$6.0 million of non-cash unusual tax expense (Schedule E), including $7.2 million tax expense from an election to reclassify our Brazilian subsidiary from a partnership to a corporation for U.S. tax purposes, partially offset by $1.2 million correction to our 2024 tax provision.

Management believes that the exclusion of the special charges and credits from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items. See Schedules D through H for additional information.

Non-GAAP Financial Measures

In addition to financial results determined in accordance with U.S. GAAP, this press release includes the following non-GAAP financial measures for the Company: Adjusted net income, Adjusted net income per share, consolidated and segment Adjusted EBITDA, segment Adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”), total Adjusted free cash flow, base business Adjusted free cash flow, net debt, and net leverage ratio. Schedules D through H provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. Such non-GAAP measures adjust for unusual credits, which are further explained in this press release. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Conference Call

TETRA will host a conference call to discuss these results on February 26, 2026, at 10:30 a.m. ET. Dial in info is as follows: U.S. / International 1-646-307-1963; Canada 1-647-932-3411; Conference ID 5546853. Please visit the Events & Presentations section of the TETRA Technologies website to listen to the call via live webcast. You can also pre-register for the conference call and obtain your dial in number and passcode by clicking here.

Investor Contact

For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@onetetra.com or Kurt Hallead, Treasurer and Vice President of Investor Relations at (281) 367-1983 or via email at khallead@onetetra.com.

Company Overview

TETRA Technologies, Inc. is an energy services and solutions company focused on developing environmentally conscious services and solutions that help make people's lives better. With operations on six continents, the Company's portfolio consists of Energy Services, Industrial Chemicals, and Critical Minerals. In addition to providing products and services to the oil and gas industry and calcium chloride for diverse applications, TETRA is expanding into the low-carbon energy market with chemistry expertise, key mineral acreage, and global infrastructure, helping to meet the demand for sustainable energy in the twenty-first century. Visit the Company's website at www.onetetra.com for more information or connect with us on LinkedIn.

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)

Schedule A: Consolidated Income Statement
Schedule B: Condensed Consolidated Balance Sheet
Schedule C: Consolidated Statements of Cash Flows
Schedule D: Non-GAAP Reconciliation of Adjusted Net Income
Schedule E: Non-GAAP Reconciliation of Adjusted EBIT and Adjusted EBITDA
Schedule F: Non-GAAP Reconciliation of Adjusted Free Cash Flow and Base Business Adjusted Free Cash Flow
Schedule G: Non-GAAP Reconciliation of Net Debt
Schedule H: Non-GAAP Reconciliation to Net Leverage Ratio

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(in thousands, except per share amounts)
Revenues	$146,681	$153,239	$134,504	$630,932	$599,111
Cost of product sales and services	105,433	107,378	94,015	433,722	423,428
Depreciation, amortization and accretion	9,268	9,491	9,354	37,099	35,721
Impairments and other charges	3,551	—	—	4,162	109
Gross profit	28,429	36,370	31,135	155,949	139,853
General and administrative expense	25,926	25,240	23,128	100,559	89,969
Operating income	2,503	11,130	8,007	55,390	49,884
Interest expense, net	3,961	4,448	5,232	17,327	22,465
Loss on debt extinguishment	—	—	—	—	5,535
Other expense (income), net	4,667	(1,423)	(4,617)	11,561	(6,858)
(Loss) income from continuing operations before taxes	(6,125)	8,105	7,392	26,502	28,742
Income tax expense (benefit)	9,173	3,954	(94,841)	22,295	(84,878)
(Loss) income from continuing operations	(15,298)	4,151	102,233	4,207	113,620
(Loss) income from discontinued operations, net of taxes	(1,209)	—	490	(1,209)	(5,340)
Net (loss) income	(16,507)	4,151	102,723	2,998	108,280
Less loss attributable to noncontrolling interest	7	—	1	7	4
Net (loss) income attributable to TETRA stockholders	$(16,500)	$4,151	$102,724	$3,005	$108,284
Basic net (loss) income per common share:
(Loss) income from continuing operations	$(0.11)	$0.03	$0.78	$0.03	$0.87
(Loss) income from discontinued operations	(0.01)	0.00	0.00	(0.01)	(0.04)
Net (loss) income attributable to TETRA stockholders	$(0.12)	$0.03	$0.78	$0.02	$0.83
Weighted average basic shares outstanding	133,868	133,419	131,809	133,202	131,279
Diluted net (loss) income per common share:
(Loss) income from continuing operations	$(0.11)	$0.03	$0.77	$0.03	$0.86
(Loss) income from discontinued operations	(0.01)	0.00	0.00	(0.01)	(0.04)
Net (loss) income attributable to TETRA stockholders	$(0.12)	$0.03	$0.77	$0.02	$0.82
Weighted average diluted shares outstanding	133,868	134,837	132,812	135,150	132,231

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	December 31, 2025	December 31, 2024
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$72,628	$36,987
Restricted cash	52	221
Trade accounts receivable, net	99,578	104,813
Inventories	115,726	101,697
Prepaid expenses and other current assets	28,694	25,910
Total current assets	316,678	269,628
Plant, property, and equipment, net	194,197	142,160
Deferred tax assets	87,322	98,149
Operating lease right-of-use assets	36,999	29,797
Investments	11,827	28,159
Other intangible assets, net	21,463	24,923
Other assets	7,275	12,379
Total long-term assets	359,083	335,567
Total assets	$675,761	$605,195

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$54,517	$43,103
Compensation and employee benefits	28,934	23,022
Operating lease liabilities, current portion	11,326	8,861
Accrued taxes	15,001	12,493
Accrued liabilities and other	39,325	30,040
Current liabilities associated with discontinued operations	7,360	5,830
Total current liabilities	156,463	123,349
Long-term debt, net	181,357	179,696
Operating lease liabilities	32,664	25,041
Asset retirement obligations	15,526	14,786
Deferred income taxes	2,498	4,912
Other liabilities	4,766	4,104
Total long-term liabilities	236,811	228,539
TETRA stockholders' equity	283,755	254,568
Noncontrolling interests	(1,268)	(1,261)
Total equity	282,487	253,307
Total liabilities and equity	$675,761	$605,195

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024

	(in thousands)
Operating activities:
Net (loss) income	$(16,507)	$4,151	$102,723	$2,998	$108,280
Reconciliation of net (loss) income to net cash provided by operating activities:
Depreciation, amortization and accretion	9,268	9,491	9,354	37,099	35,721
Impairments and other charges	3,551	—	—	4,162	109
Gain on investments	(1,194)	(1,096)	(5,013)	(2,248)	(8,604)
Deferred income tax expense (benefit)	4,704	715	(95,522)	8,427	(94,455)
Equity-based compensation expense	1,779	1,708	1,668	7,094	6,572
Provision for credit losses	190	13	254	86	217
Loss on debt extinguishment	—	—	—	—	5,535
Amortization and expense of financing costs	531	506	266	2,016	1,389
Non-cash cumulative foreign currency translation adjustment loss from dissolution of Canadian subsidiary	—	—	—	9,516	—
Gain on sale of assets	(152)	(66)	(196)	(354)	(338)
Other non-cash credits	(453)	(254)	(316)	(931)	(1,076)
Changes in operating assets and liabilities:
Accounts receivable	16,625	(6,345)	2,693	5,785	5,702
Inventories	(10,535)	2,968	(6,826)	(9,656)	(8,784)
Prepaid expenses and other current assets	(4,495)	(66)	(5,344)	101	(6,574)
Trade accounts payable and accrued expenses	21,560	4,110	1,744	27,426	(4,140)
Other	6,854	531	150	8,839	(3,034)
Net cash provided by operating activities	31,726	16,366	5,635	100,360	36,520
Investing activities:
Purchases of property, plant, and equipment	(27,639)	(15,739)	(14,888)	(80,821)	(60,680)
Purchases of investments	—	—	—	—	(1,021)
Proceeds from sale of investment	—	—	—	19,011	—
Proceeds from sale of property, plant, and equipment	301	93	261	641	2,917
Other investing activities	(8)	(101)	12	(199)	(275)
Net cash used in investing activities	(27,346)	(15,747)	(14,615)	(61,368)	(59,059)
Financing activities:
Proceeds from credit agreement and long-term debt	98	98	98	390	184,820
Principal payments on credit agreement and long-term debt	(98)	(98)	(98)	(390)	(163,579)
Payments on finance lease obligations	(1,318)	(1,348)	(384)	(4,736)	(1,438)
Debt issuance costs	—	—	(692)	—	(6,648)
Taxes paid upon vesting of equity-based compensation	(1,368)	(619)	(53)	(3,221)	(3,006)
Proceeds from exercise of stock options	3,864	—	—	3,864	—
Other financing activities	—	—	—	(1,280)	(1,280)
Net cash provided by (used in) financing activities	1,178	(1,967)	(1,129)	(5,373)	8,869
Effect of exchange rate changes on cash	(76)	(255)	(1,696)	1,853	(1,607)
Increase (decrease) in cash and cash equivalents and restricted cash	5,482	(1,603)	(11,805)	35,472	(15,277)

Cash, cash equivalents and restricted cash at beginning of period	67,198	68,801	49,013	37,208	52,485
Cash, cash equivalents and restricted cash at end of period	$72,680	$67,198	$37,208	$72,680	$37,208

Schedule D: Non-GAAP Reconciliation of Adjusted Net Income (Loss) (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(in thousands, except per share amounts)
(Loss) income from continuing operations before taxes	$(6,125)	$8,105	$7,392	$26,502	$28,742
Income tax expense (benefit)	9,173	3,954	(94,841)	22,295	(84,878)
Loss attributable to noncontrolling interest	7	—	1	7	4
(Loss) income before discontinued operations	(15,291)	4,151	102,234	4,214	113,624
Cost of product sales and services adjustments	—	—	(1,776)	477	(1,776)
Transaction, restructuring and other expenses	7,485	1,188	852	11,001	1,349
Impairments and other charges	3,551	—	—	4,162	109
Former CEO stock appreciation right expense (credit)	479	98	103	404	(701)
Unusual foreign exchange loss	—	—	—	9,516	1,387
Loss on debt extinguishment	—	—	—	—	5,535
Unusual tax expense (benefit)	7,173	—	(97,522)	6,014	(97,522)
Adjusted net income from continuing operations	$3,397	$5,437	$3,891	$35,788	$22,005

Diluted per share information
(Loss) income from continuing operations	$(0.11)	$0.03	$0.77	$0.03	$0.86
Adjusted net income from continuing operations	$0.02	$0.04	$0.03	$0.26	$0.17
Diluted weighted average shares outstanding	136,719	134,837	132,812	135,150	132,231

Adjusted net income is defined as the Company’s income (loss) before noncontrolling interests and discontinued operations, excluding unusual tax provision, unusual foreign exchange losses and certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted net income is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

    Adjusted net income per share is defined as the Company’s diluted net income per share attributable to TETRA stockholders excluding certain special or other charges (or credits). Adjusted net income per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Schedule E: Non-GAAP Reconciliation of Adjusted EBIT and Adjusted EBITDA (Unaudited)

Consolidated	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(in thousands, except percents)
Revenues	$146,681	$153,239	$134,504	$630,932	$599,111
(Loss) income from continuing operations before taxes	(6,125)	8,105	7,392	26,502	28,742
Cost of product sales and services adjustments	—	—	(1,776)	477	(1,776)
Impairments and other charges	3,551	—	—	4,162	109
Former CEO stock appreciation right expense (credit)	479	98	103	404	(701)
Transaction, restructuring and other expenses	7,485	1,188	852	11,001	1,349
Loss on debt extinguishment	—	—	—	—	5,535
Unusual foreign exchange loss	—	—	—	9,516	1,387
Interest expense, net	3,961	4,448	5,232	17,327	22,465
Adjusted EBIT	9,351	13,839	11,803	69,389	57,110
Depreciation, amortization and accretion	9,268	9,491	9,354	37,099	35,721
Equity-based compensation expense	1,779	1,708	1,668	7,094	6,572
Adjusted EBITDA	$20,398	$25,038	$22,825	$113,582	$99,403

Adjusted EBITDA as a % of revenue	13.9%	16.3%	17.0%	18.0%	16.6%

Completion Fluids & Products	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(in thousands, except percents)
Revenues	$83,727	$90,264	$68,869	$376,453	$311,301
Income from continuing operations before taxes	21,012	25,314	17,331	115,134	82,895
Cost of product sales and services adjustments	—	—	(1,776)	477	(1,776)
Transaction, restructuring and other expenses	465	150	56	685	(26)
Interest (income) expense, net	(144)	(170)	633	(731)	(713)
Adjusted EBIT	21,333	25,294	16,244	115,565	80,380
Depreciation, amortization and accretion	2,259	2,263	2,569	8,913	9,733
Adjusted EBITDA	$23,592	$27,557	$18,813	$124,478	$90,113

Adjusted EBITDA as a % of revenue	28.2%	30.5%	27.3%	33.1%	28.9%

Water & Flowback Services	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(in thousands, excepts percents)
Revenues	$62,954	$62,975	$65,635	$254,479	$287,810
Income (loss) from continuing operations before taxes	604	52	2,149	(9,502)	10,700
Impairments and other charges	—	—	—	611	—
Transaction, restructuring and other expenses	582	302	146	1,871	349
Unusual foreign exchange loss	—	—	—	9,516	1,387
Interest expense (income), net	11	34	(75)	51	64
Adjusted EBIT	1,197	388	2,220	2,547	12,500
Depreciation, amortization and accretion	6,917	7,136	6,686	27,814	25,631
Adjusted EBITDA	$8,114	$7,524	$8,906	$30,361	$38,131

Adjusted EBITDA as a % of revenue	12.9%	11.9%	13.6%	11.9%	13.2%

Corporate	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(in thousands, except percents)
Loss from continuing operations before taxes	$(27,741)	$(17,261)	$(12,088)	$(79,130)	$(64,853)
Impairments and other charges	3,551	—	—	3,551	109
Former CEO stock appreciation right expense (credit)	479	98	103	404	(701)
Transaction, restructuring and other expenses	6,438	736	650	8,445	1,026
Loss on debt extinguishment	—	—	—	—	5,535
Interest expense, net	4,094	4,584	4,674	18,007	23,114
Depreciation, amortization and accretion	92	92	99	372	357
Equity-based compensation expense	1,779	1,708	1,668	7,094	6,572
Adjusted EBITDA	$(11,308)	$(10,043)	$(4,894)	$(41,257)	$(28,841)
    Adjusted EBIT is defined as net income (loss) before taxes and discontinued operations, interest, impairments and certain non-cash charges, and unusual adjustments.
Adjusted EBITDA is defined as net income (loss) before taxes and discontinued operations, excluding impairments, certain special, unusual or other charges (or credits), including loss on debt extinguishment, interest, depreciation and amortization and certain non-cash items such as equity-based compensation expense. The most directly comparable GAAP financial measure is net income (loss) from continuing operations before taxes. Equity-based compensation expense represents compensation that has been or will be paid in equity and is excluded from Adjusted EBITDA because it is a non-cash item. Adjusted EBITDA is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations and without regard to financing methods, capital structure or historical cost basis, and to assess the Company’s ability to incur and service debt and fund capital expenditures.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues. A reconciliation of Adjusted EBITDA margin to the most directly comparable GAAP measures for future periods is not available without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy activity levels and product mix, which significantly impact revenues. Such items are not currently determinable with reasonable accuracy and may be material to the Company’s actual results determined in accordance with GAAP.
Schedule F: Non-GAAP Reconciliation to Total Adjusted Free Cash Flow and Base Business Adjusted Free Cash Flow (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(in thousands)
Net cash provided by operating activities	$31,726	$16,366	$5,635	$100,360	$36,520
Capital expenditures, net of proceeds from asset sales	(27,338)	(15,646)	(14,627)	(80,180)	(57,763)
Payments on financing lease obligations	(1,318)	(1,348)	(384)	(4,736)	(1,438)
Payments on seller financed purchases	—	—	—	(1,280)	(1,280)
Purchases of investments	—	—	—	—	(1,021)
Distributions from investments	—	—	52	—	462
Proceeds from sale of investment	—	—	—	19,011	—
Total Adjusted Free Cash Flow	$3,070	$(628)	$(9,324)	$33,175	$(24,520)

Total Adjusted Free Cash Flow	$3,070	$(628)	$(9,324)	$33,175	$(24,520)
Less Investments in Arkansas, net of reimbursements	(17,190)	(5,995)	220	(45,214)	(22,371)
Capitalized interest	(1,516)	(1,150)	(447)	(4,474)	(1,168)
Base Business Adjusted Free Cash Flow	$21,776	$6,517	$(9,097)	$82,863	$(981)

    Total Adjusted free cash flow is defined as cash from operations, less capital expenditures net of asset sales, less payments on financing lease obligations plus cash distributions to the Company from investments and proceeds from sales of investments. Total Adjusted free cash flow does not necessarily imply residual cash flow available for discretionary expenditures. Base business Adjusted free cash flow is defined as total Adjusted free cash flow excluding TETRA’s investments in the Arkansas project and capitalized interest associated with the Arkansas project. Management uses this supplemental financial measure to assess the Company’s ability to retire debt, evaluate the capacity of the Company to further invest and grow, and to measure the performance of the Company as compared to its peer group.

A reconciliation of Adjusted free cash flow to the most directly comparable GAAP measures for future periods is not available without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation including, among other things, depreciation expense and interest. Such reconciling items are not currently determinable pending finalization of cost estimates and funding structure, and may be material to the Company’s actual results determined in accordance with GAAP.

Schedule G: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	December 31, 2025	December 31, 2024
	(in thousands)
Unrestricted Cash	$72,628	$36,987

Term Credit Agreement	181,357	179,696
Net debt	$108,729	$142,709

    Net debt is defined as the carrying value of long-term and short-term debt, minus cash (excluding restricted cash).

Schedule H: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

Twelve Months Ended
December 31, 2025
(in thousands)
Adjusted EBITDA (Schedule E)	$113,582
Gains on investments	(2,248)
Gains on sale of assets	(354)
Other debt covenant adjustments	727
Debt covenant Adjusted EBITDA	$111,707

December 31, 2025
(in thousands, except ratio)
Term credit agreement	$190,000
Finance lease obligations	5,112
ABL letters of credit and guarantees	183
Total debt and commitments	195,295
Unrestricted cash	72,628
Net debt and commitments	$122,667
Net leverage ratio	1.1
Net leverage ratio is defined as debt excluding financing fees and discount on term loan and including finance lease obligations, other capital purchase liabilities, letters of credit and guarantees, less unrestricted cash, divided by trailing twelve months Adjusted EBITDA for credit facilities. Adjusted EBITDA for credit facilities consists of Adjusted EBITDA described above, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets and excluding bank fees and certain special or other charges (or credits).

Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements regarding our ability to achieve our One TETRA 2030 objectives with respect to revenue and Adjusted EBITDA as well as other 2030 goals discussed herein. These statements also include statements concerning economic and operating conditions that are outside of our control, including statements concerning the oil and gas industry; potential revenue associated with our electrolyte products and prospective energy storage projects; measured, indicated and inferred mineral resources of lithium, magnesium, and/or bromine, the potential extraction of lithium, bromine, magnesium and other minerals, including potential extraction of those minerals designated as critical minerals, from our Evergreen Unit and other leased acreage, the economic viability thereof, the demand for such resources, the timing and costs of such activities, and the expected revenues, including any royalties, profits and returns from such activities; the timing and success of our bromine production wells and the construction of our bromine processing facility and related engineering activities and estimated revenues and profitability thereof; projections or forecasts concerning the Company's business activities, including the completion of new projects, future results of operations, revenues, profitability, estimated earnings, earnings per share, estimated Adjusted EBITDA margins and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. With respect to the Company’s disclosures of measured, indicated and inferred mineral resources, including bromine, lithium carbonate equivalent concentrations, and other minerals, it is uncertain if all such resources will ever be economically developed. Investors are cautioned that mineral resources do not have demonstrated economic value and further exploration may not result in the estimation of a mineral reserve. Further, there are a number of uncertainties related to processing lithium, which is an inherently difficult process. Therefore, you are cautioned not to assume that all or any part of our resources can be economically or legally commercialized. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to several risks and uncertainties, many of which are beyond the control of the Company. With respect to the Company’s disclosures regarding the potential joint venture with Magrathea and the potential joint venture for the Evergreen Unit, it is uncertain about the ability of the parties to successfully negotiate one or more definitive agreements, the future relationship between the parties, and the ability to successfully and economically produce magnesium, lithium, and/or bromine from TETRA’s brine leases, including the Evergreen Unit. Investors are cautioned that any such statements are not guarantees of future performance or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes in general economic conditions; opportunity risks, such as mineral extraction, demand therefor, or realizing industrial and other benefits expected from bromine processing; our ability to develop a bromine processing facility and risks inherent in the construction such facility; the accuracy of our resources report or the timing of future updates to our resources report, feasibility study and economic assessment regarding our lithium, bromine and other mineral acreage; our ability to obtain any necessary additional capital to finance our development plans, including the construction of our bromine processing plant; equipment supply, equipment defects and/or our ability to timely obtain equipment components; competition from existing or new competitors; risks associated with changes in laws and regulations, or the imposition of economic or trade sanctions affecting international commercial transactions, including legislative, regulatory and policy changes, such as unexpected changes in tariffs, trade barriers, price and exchange controls; and other the factors described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to update or revise any forward-looking statements, except as may be required by law.